Exhibit 10.4

FORM OF

APPLIED AEROSPACE & DEFENSE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

This Non-Employee Director Compensation Policy (this “Policy”) of Applied Aerospace & Defense, Inc. (the “Company”), as adopted by the Board of Directors of the Company (the “Board”), effective as of the date on which the registration statement covering the initial public offering of the Shares (as defined below) of the Company is declared effective by the Securities and Exchange Commission (the “Effective Date”), sets forth the compensation payable to each member of the Board who is not an employee of the Company or any of its subsidiaries (each, a “Non-Employee Director”) as consideration solely for service on the Board. For the avoidance of doubt, nothing in this Policy will prohibit the Company from compensating any Non-Employee Director for services provided to the Company outside of such Non-Employee Director’s service on the Board. This Policy shall become effective on the Effective Date and shall remain in effect until it is revised or rescinded by the Board in its sole discretion at any time and from time to time.

1. General. This Policy shall be followed in connection with all compensation paid by the Company to Non-Employee Directors. Any member of the Board who is not a Non-Employee Director shall not be entitled to cash, equity or any other compensation pursuant to this Policy. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors.

2. Cash Compensation.

(a) Annual Retainer. (i) Each Non-Employee Director serving as a member of the Board shall receive an annual cash retainer of $90,000 for service on the Board, and (ii) the chair of the Board shall receive an additional annual cash retainer of $35,000 ((i) and (ii), as applicable, the “Annual Retainer”).

(b) Committee Chair Compensation. A Non-Employee Director shall receive an additional annual cash retainer of $25,000 for serving as a committee chair (the “Committee Chair Compensation”).

(c) Committee Member Compensation. A Non-Employee Director, excluding the chair of the applicable committee, shall receive an additional annual cash retainer of $10,000 for serving as a committee member (the “Committee Member Compensation”).

(d) Payment Schedule and Prorated Compensation for the Annual Retainers, Committee Chair Compensation and Committee Member Compensation. The Annual Retainer, Committee Chair Compensation and Committee Member Compensation (collectively, “Cash Compensation”) for each Non-Employee Director shall be paid by the Company in quarterly installments in arrears within 60 days following the completion of each quarter. If a Non-Employee Director does not serve as a Non-Employee Director (or in the applicable positions described in Sections 2(a), 2(b) or 2(c)) for an entire calendar quarter, such Non-Employee Director shall receive a prorated portion of the Cash Compensation otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Sections 2(a), 2(b) and 2(c), with such prorated portion determined by multiplying such otherwise payable Cash Compensation by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director (or in the applicable positions described in Sections 2(a), 2(b) or 2(c)) during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.

(e) Election to Receive Shares Instead of Cash Compensation. Each Non-Employee Director may elect to have the Company pay all or a portion of such Non-Employee Director’s Cash Compensation in the form of shares of the Company’s common stock (“Shares”) with an equivalent fair value in lieu of cash in accordance with the terms of the Equity Plan (as defined below). Any election by a Non-Employee Director to receive such Non-Employee Director’s Cash Compensation in Shares must be made no later than the expiration of the election period established by the Compensation Committee and can only be made during a period in which the Company is not in a quarterly or special blackout period pursuant to the Company’s insider trading policy.

3. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below, subject to the Board’s approval. The awards described below shall be granted under and shall be subject to the terms and provisions of the Applied Aerospace & Defense, Inc. 2026 Omnibus Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and shall be granted subject to award agreements in substantially the forms approved by the Board (the “Award Agreement”). All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all equity grants hereunder are subject in all respects to the terms of the Equity Plan and the applicable Award Agreement.

(a) Annual Award. Each Non-Employee Director who (i) serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be granted, subject to the Board’s approval, on the date of such Annual Meeting, an award of restricted stock units pursuant to the Equity Plan with a grant date value equal to approximately $175,000.

(b) New Directors. In the event a new Non-Employee Director is elected or appointed to the Board other than in connection with an Annual Meeting, the Board shall determine, in its sole discretion, such Non-Employee Director’s eligibility to receive an award of restricted stock units, the amount of such award and the applicable vesting schedule.

(c) Additional Terms of Awards. Each award will be granted under and subject to the terms and conditions of the Equity Plan and the applicable Award Agreement. The Board may change or otherwise revise the terms of awards to be granted in the future pursuant to this Policy in its discretion.

4. Expense Reimbursement. All Non-Employee Directors will be eligible to be reimbursed for reasonable out-of-pocket expenses incurred to attend meetings of the Board or committees thereof or otherwise performing duties consistent with service on the Board in accordance with the Company’s expense reimbursement policy, subject to the provision by the applicable Non-Employee Director of documentation evidencing such expenses in a form reasonably satisfactory to the Company.

5. Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the 15th day of the third month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the 15th day of the third month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Non-Employee Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.

6. Insider Trading and Stock Ownership Guidelines. All Non-Employee Directors are subject to the Company’s Insider Trading Policy.

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